Exhibit 99(1)

NEWS RELEASE

FOR RELEASE IMMEDIATELY	CONTACT:
August 4, 2006	ROBERT I. WEBBER
808/877-1674
808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2006 2ND QUARTER RESULTS

Kahului, Hawaii, August 4….Maui Land & Pineapple Company, Inc. (AMEX: MLP) reported a net loss of $2.6 million ($.36 per share) for the second quarter of 2006 compared to net income of $6.5 million ($.90 per share) for the second quarter of 2005.  Revenues for the second quarter of 2006 were $33.6 million compared to $51.2 million for the second quarter of 2005.  The reduction in consolidated results in the second quarter of 2006 was due to lower results from the Agriculture and Community Development segments, partially offset by increased revenues from the Resort segment.  The primary difference was a decrease of $14.5 million in revenues and $10.5 million in pretax profit from Upcountry Maui real estate sales that were recorded in the three months ended June 30, 2005.

“Second quarter results largely reflect the impact of modernizing and re-sizing the Maui Pineapple unit combined with a reduction in land sales in our Community Development segment,” said David C. Cole, Chairman, President and CEO of ML&P.  “The Resort segment experienced improved revenue growth, but profits were impacted by fewer golf rounds and room nights than forecast in connection with the closing of the Kapalua Bay Hotel.”

For the first half of 2006, the Company reported net income of $11.2 million ($1.54 per share) compared to net income of $7.7 million ($1.07 per share) for the first half of 2005.  Consolidated revenues for the first six months of 2006 were $92.5 million compared to $89.3 million for the first six months of 2005.  The improved results were primarily due to the sale of non-core land in Upcountry Maui and improved operating results from our Resort operations, partially offset by lower results from the Agriculture segment.

The Community Development segment reported an operating profit of $707,000 for the second quarter of 2006 compared to $15.4 million for the second quarter of 2005.  Revenues from this operating segment were $7.5 million for the second quarter of 2006 compared to $26.8 million for the second quarter of 2005.  For the first half of 2006, Community Development segment reported an operating profit of $24.1 million compared to $19.3 million for the first half of 2005.  Revenues from this operating segment were $37.6 million for the first six months of 2006 compared to $36.2 million for the first six months of 2005.  The second quarter of 2005 includes revenues of $14.5 million and operating profit of $10.5 million from the sale of Upcountry Maui real estate.  The first half of 2006 includes revenues of $22.9 million and operating profit of $21.5 million from the sale of non-core land in Upcountry Maui.

The Agriculture segment produced an operating loss of $3.4 million for the second quarter of 2006 compared to an operating loss of $2.6 million for the second quarter of 2005.  Revenues for the second quarter of 2006 were $14.3 million or 12% lower than the second quarter of 2005.  For the first half of 2006, the Agriculture segment produced an operating loss of $5.7 million compared to an operating loss of $4.7 million for the first half of 2005.  Revenues for the first six months of 2006 were $30.3 million or 6% lower than the first six months of 2005.  For both the second quarter and the first half of 2006, increased revenues from higher case sales volume of fresh pineapple and higher average prices for processed pineapple were more than offset by lower sales volume of processed pineapple sales.  A large portion of the operating losses from the Agriculture segment for the second quarter and first half of 2006 is attributed to accelerated depreciation of assets where the estimated useful lives have been reduced because of changes in the Company’s operations; salaries and wages for employees who have been taken out of operations for retraining; and the write off of certain inventories that were considered obsolete with the change to the new fresh fruit processing facility at Kahului that went into operation in June 2006.

The Resort segment reported an operating loss of $1.9 million for the second quarter of 2006 compared to $2.3 million for the second quarter of 2005.  Resort segment revenues were $11.4 million for the second quarter of 2006 compared to $8.1 million for the second quarter of 2005.  For the first half of 2006, the Resort reported an operating loss of $1.4 million compared to $2.0 million for the first half of 2005.  Resort segment revenues were $24.4 million for the first six months of 2006 compared to $21.0 million for the first six months of 2005.  Increased revenues for the second quarter and the first half of 2006 were primarily due to the closure of The Plantation Course from April through July of 2005 for renovation of the greens and bunkers, which negatively impacted operating results from Resort operations in the second quarter and the first six months of 2005.

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MAUI LAND & PINEAPPLE COMPANY, INC.

Report of Consolidated Operations

(Unaudited)

(in thousands except per share amounts)

	Three Months		Six Months
	Ended June 30		Ended June 30
	2006	2005	2006	2005
Revenues
Community Development	$7,514	$26,821	$37,601	$36,227
Resort	11,436	8,077	24,366	21,027
Agriculture	14,341	16,256	30,264	32,043
Other	290	16	302	34
Total Operating Revenues	$33,581	$51,170	$92,533	$89,331

Operating Profit (Loss)
Community Development	$707	$15,394	$24,070	$19,336
Resort	(1,855)	(2,325)	(1,425)	(2,028)
Agriculture	(3,427)	(2,603)	(5,725)	(4,691)
Other	1	(57)	(242)	(125)
Total Operating Profit (Loss)	(4,574)	10,409	16,678	12,492
Interest Expense	—	(95)	(29)	(237)
Interest Income	511	10	812	30
Income Tax (Expense) Benefit	1,463	(3,840)	(6,286)	(4,546)

Net Income (Loss)	$(2,600)	$6,484	$11,175	$7,739

Earnings Per Common Share
Basic	$(0.36)	$0.90	$1.54	$1.07
Diluted	$(0.36)	$0.89	$1.52	$1.06

Average Common Shares Outstanding
Basic	7,256,800	7,228,569	7,255,806	7,227,576
Diluted	7,256,800	7,321,733	7,352,414	7,322,835

NOTES:

The Company’s reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year.  Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.

In 2006, responsibility for the operations of the water and sewage transmission utility companies that were accounted for in the Resort segment was transferred to the Community Development segment and prior year amounts were restated for comparability.  The Community Development segment as reorganized is comprised of all of the Company’s real estate entitlement, development, construction, sales and leasing activities, and Public Utilities Commission regulated water and sewage transmission operations.  The Community Development segment also includes the Company’s 51% equity interest in Kapalua Bay Holdings, LLC, the owner and operator of the Kapalua Bay Hotel.  Remaining in the Resort segment are the ongoing operations of Kapalua Resort’s recreation and retail operations, and the Kapalua Villas.